Exhibit 10.39

Dated MAY 23, 2022

Employment Agreement

between

Nathan Parker

and

Coda Octopus group, Inc.

Contents

Clause

1.	Interpretation	1
2.	Term of appointment	3
3.	Duties	3
4.	Other Activities	4
5.	Place of work	5
6.	Hours of work	5
7.	Compensation and Benefits	5
8.	D&O Insurance	6
9.	Reimbursement of Expenses	6
10.	Paid Time Off (“PTO”)	7
11.	Confidential information	7
12.	Intellectual property	8
13.	Termination	9
14.	Obligations upon termination	10
15.	Disciplinary and grievance procedures	11
16.	Non-competition and Non-solicitation	11
17.	Enforcement And Indemnification	12
18.	Claw Back	13
19.	Executive Representation	13
20.	Notices	13
21.	Prevailing provisions	13
22.	Variation	14
23.	Counterparts	14
24.	PUBLICITY	14
25.	Miscellaneous	14
26.	Entire Agreement	15
27.	Governing law and jurisdiction	15

THIS AGREEMENT is dated May 23, 2022

Parties

(1) Coda Octopus Group, Inc is a Delaware corporation with its principal place of business at 3300 S Hiawassee Rd, Suite 104-105, Orlando, Florida, 32835 (the “Company”)

(2) Mr. Nathan Parker of 701 Preserve Drive, Plainfield IN 46168(Executive).

Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this Clause 1.1 apply in this Agreement.

Agreement: this Agreement as the same may be amended, supplemented, or modified in accordance with the terms hereof.

Appointment: the employment of the Executive by the Company on the terms of this Agreement.

Base Salary: the annual base salary which the Company shall pay the Executive, and which is specified in Clause 7.1 of this Agreement.

Board: the board of directors of the Company (including any committee of the board duly appointed by it).

Business Opportunities: any opportunities which the Executive becomes aware of during the Appointment which relate to the business of the Group or which the Board reasonably considers might be of benefit to Company or any Group Company.

Commencement Date: June 13, 2022

Commission: the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

Confidential Information: information for the time being confidential to the Company and/or any of its Subsidiaries, whether or not recorded in documentary form or stored electronically on devices such as USB or other disk or drives, relating to the Company and/or any of its Subsidiaries’ business, products, affairs, finances, financial results prior to disclosure to the public, business plans, business performance matrixes, business strategies or business opportunities.

Group: the Company and its Subsidiaries.

Incapacity: any sickness or injury which prevents the Executive from carrying out his duties.

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Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trademarks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation made by the Executive in the performance of his duties as CFO, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Person: any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this Agreement or not) relating to the Executive’s employment under this Agreement which is not expressly set out in this Agreement, or any documents referred to in it.

Requirements of Law: as to any Person, any law, Environmental Law, statute, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority or stock exchange, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining the Company including its Subsidiaries.

Securities Act: the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

Staff Handbook: the Company’s staff handbook as amended from time to time.

Subsidiaries: as of the relevant date of determination, with respect to the Company, a corporation or other Person of which 50% or more of the voting power of the outstanding voting equity securities or 50% or more of the outstanding economic equity interest is held, directly or indirectly, by such Person. Unless otherwise qualified, or the context otherwise requires, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

Works: all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software, and all other materials in whatever form, including but not limited to hard copy and electronic form, prepared by the Executive in the provision of the Services.

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1.2	The headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	A reference to one gender includes a reference to the other gender.

1.5	The schedules to this Agreement form part of (and are incorporated into) this Agreement.

2.	Term of appointment

2.1	The Company shall employ the Executive and the Executive shall serve the Company as Chief Financial Officer of the Group on the terms of this Agreement.

2.2	The Appointment shall be deemed to have commenced on the Commencement Date and shall continue, subject to the remaining terms of this Agreement, until terminated by either party in accordance with Clause 13 of this Agreement.

3.	Duties

During the Appointment, the Executive shall:

3.1	perform the duties of the Chief Executive Officer (CFO) of the Group as defined in Appendix 1 hereto.

3.2	Unless prevented by Incapacity, devote the whole of his time, attention and abilities to the business of the Company.

3.3	abide by any statutory, fiduciary or common-law duties to the Company.

3.4	not do anything that would cause him to be disqualified from acting as the CFO of the Group.

3.5	Ensure that during the Appointment and any period post-termination required by law or under this Agreement, all non-public price sensitive information of the Company is handled in accordance with the Requirements of the Law including the Commission’s rules and regulations required for protecting such information from unlawful disclosure including by acts of omission or other negligent action.

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3.6	Ensure that during the Appointment all filings with the Commission are in accordance with the Requirements of Law including but not limited to the accuracy of the filing, quality of the filing and timing of the filing.

3.7	Keep current with changes to US GAAP Accounting Standards and other financial standards which are applicable to the Company’s Financial Reporting obligations.

3.8	Diligently exercise such powers and perform such duties as may from time to time be assigned to him by the Company’s CEO and Board.

3.9	Comply with all reasonable and lawful directions given to you by the Company’s CEO and/or Board.

3.10	Promptly make such reports to the Company’s CEO and Board in connection with the affairs of the Company on such matters and at such times as are reasonably required including any matter that may jeopardize the performance of the duties under this Agreement.

3.11	Promptly inform the Company’s CEO and Board of any Business Opportunities.

3.12	Use his best endeavors to promote, protect, develop and extend the business of the Company

3.13	Comply with the Staff Handbook.

4.	Other Activities

4.1	Unless otherwise agreed, the Executive will not engage in the management of any other business activities during the term of the Appointment except those which are for the sole benefit of the Company and to devote his entire business time, attention and skills and effort to the performance of his duties under this Agreement. Notwithstanding the foregoing, the Executive may, without impairing or otherwise adversely affecting the Executive’s performance of her duties to the Company, (i) make and manage personal investments in accordance with the Company’s Personal Securities Account Information Sheet in place at the time and (ii) with the Executive’s prior notification of the Company, engage in charitable, professional and civic activities and serve on the boards of directors of corporations other than the Company, provided that in no event shall the Executive be permitted to serve on the board of directors of any other entity that owns, operates, acquires, sells, develops and/or manages any companies which is any of the Business Activities within Coda Octopus Group of companies. For this purpose, the activities of the Group can be found at www.codaoctopusgroup.com

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4.2	The Executive undertakes to the Company that during the Appointment he shall take all reasonable steps to offer (or cause to be offered) to the Company any Business Opportunities as soon as practicable after the same shall have come to his knowledge and in any event before the same shall have been offered by the Executive (or caused by the Executive to be offered) to any other party.

5.	Place of work

5.1	The Executive’s normal place of work is at the Company’s subsidiary’s principal place of business being 6526 S. Cottonwood Street, Murray, Utah 84107 USA

5.2	The Executive acknowledges that the Company has Subsidiaries in Orlando, UK, Copenhagen and India and as such for the proper performance of his duties, the Executive agrees to travel on the Company business (both within the United States and abroad) as may be required for the proper performance of his duties under the Appointment.

6.	Hours of work

6.1	The Executive’s normal working hours shall be 8.00am to 5.00pm on Mondays to Fridays and such additional hours as are necessary for the proper performance of his duties. The Executive acknowledges that he shall not receive further remuneration in respect of such additional hours.

6.2	The parties each agree that the nature of the Executive’s position is such that his working time cannot be measured and, accordingly, that the Appointment falls outside of the scope of any application regulation pertaining to working time.

7.	Compensation and Benefits

7.1	The Executive shall be paid an initial gross base salary of $230,000 per annum.

7.2	The Base Salary shall accrue from day to day and be paid bi-weekly in arrears directly into the Executive’s bank account which the Executive provide to the Company for this purpose.

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7.3	The Company shall deduct from the Base Salary all amounts stipulated by law or reasonably requested by the Executive.

7.4	The Executive shall be eligible to participate in any Management Incentive Plan that the Board or Compensation Committee of the Company may put in place from time to time.

7.5	Stock Options/Restricted Stock Grant: Subject to approval by the Company’s Compensation Committee, the Company shall propose a grant of Options or Restricted Stock having a value of $50,000 under the Company’s Stock Incentive Plan 2017 or 2021 to the Executive with a pro-rata Vesting Schedule of 3 years. Terms of Grant will be determined by the Group’s Compensation Committee. No part of the grant will vest prior to the first anniversary of the Grant. Notwithstanding the foregoing, the issuance of options and/or stock grants are solely within the discretion of the Company’s Compensation Committee. In the event that this Agreement is terminated for whatsoever reason by the Company, or the Executive terminates this Agreement, in accordance with Clause 13, the entitlement shall lapse.

7.6	Subject to the provisions set forth in Clause 18 (Claw Back) the Company shall pay the Executive a signing on bonus of $20,000 for relocation support within 15 days of taking up the position.

7.7	The Company shall provide health insurance on the usual terms and conditions at the date of this Agreement.

8.	D&O Insurance

8.1	During the Appointment Period the Executive shall be included in the insurance cover for director and officer which shall cover his acts and/or omissions while officer of the Company on a basis no less favorable to him than the coverage provided to current directors and officers.

9.	Reimbursement of Expenses

9.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Appointment for the purpose of the Business, subject to production of receipts or other appropriate evidence of payment.

9.2	The Executive shall incur business expenses in accordance with the Company’s guidelines in place from time to time.

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9.3	The Executive shall submit his claim for reimbursement to the Group CEO for review and approval. All such claims shall be submitted within 2 weeks of incurring these.

9.4	The Executive shall abide by the Company’s policies on expenses as communicated to him from time to time.

9.5	Any credit card supplied to the Executive by the Company shall be used only for expenses incurred by him in the course of the Appointment.

10.	Paid Time Off (“PTO”)

10.1	The Executive shall be entitled to a maximum of 20 days’ paid time off in each calendar year which shall accrue ratably during the calendar year. In addition, the Executive shall be entitled to local Public Holidays as stipulated in the Staff Handbook as the same may be modified from time to time.

10.2	Holiday shall be taken at such time or times as shall be approved in advance by the Company’s CEO. The Executive shall not without the consent of the CEO carry forward any accrued and unused holiday entitlement to a subsequent holiday year, nor receive any payment in lieu in respect of such entitlement, save as provided in Clause 10.3.

10.3	On termination of the Appointment, the Executive shall be entitled to be paid in lieu of accrued but untaken holiday

10.4	If the Executive has taken more holidays than his accrued entitlement at the date of termination of the Appointment, the Company shall be entitled to deduct the appropriate amount from any payments due to the Executive (on the basis that each day of paid holiday is equal to 1/260 of the salary).

10.5	If either party has served notice to terminate the Appointment, the Company may require the Executive to take any accrued but unused holiday entitlement during the notice period.

11.	Confidential information

11.1	The Executive acknowledges that in the course of the Appointment he will have access to Confidential Information. The Executive has therefore agreed to accept the restrictions in this Clause 11.

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11.2	The Executive shall not (except in the proper course of his duties), either during the Appointment or at any time after its termination (howsoever arising), use or disclose to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

(a)	any use or disclosure authorised by the Board or required by law; or

(b)	any information which is already in, or comes into, the public domain other than through the Executive’s unauthorised disclosure; or

(c)	prevent the Executive from making a protected disclosure within the meaning of any applicable Whistleblowing Regulations.

12.	Intellectual property

12.1	The Executive hereby assigns to the Company all existing and future Intellectual Property Rights in the Works and the Inventions and all materials embodying such rights to the fullest extent permitted by law. Insofar as they do not so vest automatically by operation of law or under this Agreement, the Executive holds legal title in such rights and inventions on trust for the Company.

12.2	The Executive undertakes:

(a)	to notify to the Company in writing full details of any Works and Inventions promptly on their creation;

(b)	to keep confidential details of all Inventions;

(c)	whenever requested to do so by the Company and in any event on the termination of the Engagement, promptly to deliver to the Company all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in his possession, custody or power;

(d)	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Company; and

(e)	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Company.

12.3	The Executive warrants to the Company that:

(a)	he has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

(b)	he is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

(c)	the use of the Works or the Intellectual Property Rights in the Works by the Company will not infringe the rights of any third party.

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12.4	The Executive waives any moral rights in the Works to which he is now or may at any future time be entitled under any applicable Copyright Designs and Patents Regulations or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Works or other materials, infringes the Executive’s moral rights.

12.5	The Executive acknowledges that no further remuneration or compensation other than that provided for in this agreement is or may become due to the Executive in respect of the performance of his obligations under this Clause 12.

12.6	The Executive undertakes, at the expense of the Company, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Company, be necessary or desirable to vest the Intellectual Property Rights in, and to register them in, the name of the Company and to defend the Company against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works and the Inventions.

12.7	The Executive hereby irrevocably appoints the Company to be his attorney to execute and do any such instrument or thing and generally to use his name for the purpose of giving the Company or its nominee the benefit of this Clause 12 and acknowledges in favor of a third party that a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this Clause 12 shall be conclusive evidence that such is the case.

13.	Termination

13.1	The Company may terminate the Employment Agreement at will, in accordance with the laws of Utah.

13.2	In the event that the Company terminates the Employment Agreement for whatever reason, the following Severance payments shall apply:

Year 1 of employment	1 Month Base Salary
Year 2 of employment	3 Months Base Salary
Year 3 of employment	6 Months Base Salary

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13.3	Regardless of the reason for Termination, the Company shall pay the Executive all amounts lawfully incurred under the Employment Agreement up until the day of the Termination.

13.4	The Executive shall provide the Company with the following notice to terminate this Agreement with the Company:

Notice within the first year	4 weeks’ written notice addressed to the CEO
Notice within the second year	6 weeks’ written notice addressed to the CEO
Notice within the third year and thereafter	8 weeks’ written notice addressed to the CEO
Notice thereafter	12 weeks’ written notice addressed to the CEO

13.5	The rights of the Company under Clause this Clause 13 are without prejudice to any other rights that it might have at law to terminate the Appointment or to accept any breach of this Agreement by the Executive as having brought the Agreement to an end. Any delay by the Company in exercising its rights to terminate shall not constitute a waiver thereof.

14.	Obligations upon termination

14.1	On termination of the Appointment (howsoever arising) the Executive shall:

(a)	immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Group, any keys, credit card and any other property of the Company or any Group Company;

(b)	irretrievably delete any information relating to the business of the Company or any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in his possession or under his control outside the Company’s premises; and

(c)	provide a signed statement that he has complied fully with his obligations under this Clause 14.1.

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14.2	On termination of the Appointment howsoever arising the Executive shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit-sharing scheme operated by the Company in which he may participate.

15.	Disciplinary and grievance procedures

15.1	The Executive is subject to the Company’s disciplinary and grievance procedures that may be in place from time to time.

15.2	If the Executive wishes to appeal against a disciplinary decision he may apply in writing to Board.

15.3	The Company or the Board may at any time suspend the Executive during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. During any period of suspension, the Executive shall continue to receive his salary and contractual benefits.

15.4	If the Executive wishes to raise a grievance, he may apply in writing to the Board in accordance with the Company’s grievance procedure.

16.	Non-competition and Non-solicitation

16.1	The provisions set out this Clause 16 of this Agreement overrides the equivalent provision in the Company’s Employment Handbook (which is deemed to be substituted by these provisions). Throughout the Employment Period and for a further period of eighteen (18) months thereafter (the “Restricted Period”), provided, however, that the Restricted Period shall only extend for six months following the expiration or termination of the Executive’s employment if the Executive’s employment is terminated following a Change in Control, the Executive will not engage, directly or indirectly, as an owner, director, trustee, manager, member, employee, consultant, partner, principal, agent, representative, stockholder, or in any other individual, corporate or representative capacity, in any of the following: (i) any company which is offering sonar solutions including those companies identified in the Company’s filing as competitors; or (ii) any other business in which Coda Octopus is engaged or is actively planning to engage as of the date of the Executive’s termination of employment. Notwithstanding the foregoing, the Executive shall not be deemed to have violated this Section 16.1 solely by reason of his passive ownership of 5% or less of the outstanding stock of any publicly traded corporation or other entity.

16.2	Non-Solicitation of Clients. During the Restricted Period, the Executive will not solicit, directly or indirectly, on his own behalf or on behalf of any other person(s), any client of the Company whom Coda Octopus had provided services at any time during the Executive’s employment with Coda Octopus in any line of business that Coda Octopus conducts as of the date of the Executive’s termination of employment or that Coda Octopus is actively soliciting, for the purpose of marketing or providing any service competitive with any service then offered by the Company.

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16.3	Non-Solicitation of Employees. During the Restricted Period, the Executive will not, directly or indirectly, hire or attempt to hire or cause any business, other than any employee of the Company or Group Company, to hire any person who is then or was at any time during the preceding six months an employee of the Company and who is at the time of such hire or attempted hire, or was at the date of such employee’s separation from the Company an employee of the Company.

16.4	Acknowledgment. The Executive acknowledges that he will acquire much Confidential Information concerning the past, present and future business of the Company and its Subsidiaries as the result of her employment in this key position as Chief Financial Officer (CFO), as well as access to the relationships between the Company and their clients and employees. The Executive further acknowledges that the business of Company is very competitive and that competition by him in that business during her employment, or after her employment terminates, would severely injure the Company. The Executive understands that the restrictions contained in this Section 16 are reasonable and are required for the Company’s legitimate protection, and do not unduly limit her ability to earn a livelihood.

17.	Enforcement And Indemnification

17.1	The Company in its sole discretion, may bring an action in any court of competent jurisdiction to seek injunctive relief and such other relief as the Company shall elect to enforce the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise it is the intention of the Company and the Executive that such determination not bar or in any way affect Coda Octopus’s right, or the right of any of its affiliates, to the relief provided in Section 8(e) above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of res judicata. The parties hereby agree to waive right to a trial by jury for any and all disputes hereunder (whether or not relating to the Restrictive Covenants).

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18.	Claw Back

18.1	In the event that this Agreement is terminated within the first year for whatever reason, the Executive shall repay the sign on bonus paid to him pursuant to Clause 7.5 of this Agreement.

19.	Executive Representation

19.1	The Executive represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person, business or other entity which is inconsistent or in conflict with this Agreement or which would prevent her from performing her obligations under this Agreement.

20.	Notices

20.1	Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

Coda Octopus Group	Chief Executive Officer Coda Octopus Group, Inc. 3300 S Hiawassee Rd, Suite 104-105, Orlando, Florida, 32835

Mr. Nathan Parker	701 Preserve Drive, Plainfield IN 4616;

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given (a) if personally delivered, upon such delivery, (b) if mailed, five days after deposit in the U.S. mail, or (c) if sent by reputable overnight courier service, one business day after such services acknowledges receipt of the notice.

21.	Prevailing provisions

21.1	In the event of a conflict between the terms of this Agreement and the Staff Handbook, the terms of this Agreement shall prevail.

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22.	Variation

No variation of this Agreement or of any of the documents referred to in it shall be valid unless it is in writing and signed by or on behalf of each of the parties.

23.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed shall be an original, and all the counterparts together shall constitute one and the same instrument.

24.	PUBLICITY

24.1	The Executive acknowledges that the Company is a Public Reporting Company which places certain specific obligations on the Company under the Securities Act and regulations of the Commission, and which includes filing certain disclosures about officers and directors of the Company, which includes the CFO.

24.2	The Executive expressly acknowledges and agrees to the Company complying with the Requirements of the Law which includes, but not limited to, filing in the public domain his Employment Agreement, accurate synopsis of his employment history including his qualifications, his age and address and any other information required to be filed.

25.	Miscellaneous

25.1	Litigation and Regulatory Cooperation. During and after Executive’s employment, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Executive was employed by Coda Octopus; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Coda Octopus at mutually convenient times. During and after Executive’s employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company shall also provide Executive with compensation on an hourly basis (to be derived from the sum of her Base Salary and average annual incentive compensation) for requested litigation and regulatory cooperation that occurs after her termination of employment and reimburse Executive for all costs and expenses incurred in connection with her performance under this Clause, including, but not limited to, reasonable attorneys’ fees and costs.

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26.	Entire Agreement

26.1	Each party on behalf of itself (and in the case of the Company, as agent for any Subsidiaries) acknowledges and agrees with the other party (the Company acting on behalf of itself and as agent for each Subsidiary) that:

(a)	this Agreement together with any documents referred to in it constitutes the entire Agreement and understanding between the Executive and the Company and any Group Company and supersedes any previous Agreement between them relating to the Appointment (which shall be deemed to have been terminated by mutual consent);

(b)	in entering into this Agreement neither party nor any Group Company has relied on any Pre-Contractual Statement; and

(c)	the only remedy available to each party for breach of this Agreement shall be for breach of contract under the terms of this Agreement and no party shall have any right of action against any other party in respect of any Pre-Contractual Statement.

26.2	Nothing in this Agreement shall, however, operate to limit or exclude any liability for fraud.

27.	Governing law and jurisdiction

27.1	This Agreement shall be governed by and construed in accordance with the law of the State of Utah

27.2	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of Utah over any claim or matter arising under or in connection with this Agreement.

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CODA OCTOPUS GROUP, INC.

By:	/s/ Annmarie Gayle
Name:	Annmarie Gayle
Title:	Chief Executive Officer and Director

EXECUTIVE

/s/ Nathan Parker
Nathan Parker

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APPENDIX 1

Job Title: Chief Financial Officer (CFO), Coda Octopus Group, Inc.

This is a Board level appointment including participation in our Board Audit Committee and reports to the Group Chief Executive Officer. The role does all that is necessary to comply with the Requirements of the Law including, but not limited to, those set by the Commission, and which apply to the Company as a Public Reporting Company. Amongst other things:

1.	The CFO has overall responsibility for the preparation of the Company’s Financial Statements including its quarterly and annual Securities and Exchange Commission (SEC) Reporting.

2.	The CFO performs as the key functional interface to the Groups auditors and the various auditors of the Group companies and takes responsibility for the good standing of the Group in these audits.

3.	The CFO works through the staff of the Group companies and ensures accurate accounting practice across the Group.

4.	The CFO oversees reliable current monthly and periodic forecasting reports. The Group requires a consolidated forecast at the half year and at year end.

5.	The CFO is a key part of the Groups business planning process, taking charge of the preparation of the Group budget.

6.	The CFO is responsible for the supervision of the Financial Team of Coda Octopus Group, operating across the various companies in the Group.

7.	The CFO is responsible for the maintenance and oversight of controls and controls processes of the Group.

8.	The CFO drives the Company’s Financial Planning and Management.

9.	The CFO performs risk management by analyzing the organization’s liabilities and investments and proposing solutions where appropriate.

10.	The CFO controls and evaluates the Groups fundraising plans and capital structure.

11.	The CFO ensures the Group cash flow is appropriate for the organization’s operations.

12.	The CFO will take responsibility, in conjunction with the Group CEO, of the Company’s M&A Strategy.

13.	Participates with the Group Chief Executive Officer in meetings with, and outreach to, shareholders and potential investors. The CFO will ultimately become a key interface with investors and is responsible for Quarterly and Annual Earnings Calls with Shareholders.

14.	The CFO works with Analysts to get coverage for the Group.

15.	The CFO works alongside the Chief Executive Officer to address any major unforeseen events or issues that may the Group Operations may encounter from time to time.

16.	The CFO takes full responsibility for the accounting requirements of subsidiary, Coda Octopus Colmek including the day-to-day activities.

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